Exhibit 99.1

Crown Holdings, Inc.
2005 Consolidated Statements of Operations by Quarter

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

Net sales	$1,529	$1,822	$1,928	$1,629	$6,908
Cost of products sold, excluding depreciation and amortization	1,286	1,502	1,593	1,378	5,759
Depreciation and amortization	61	64	63	61	249

Gross profit	182	256	272	190	900

Selling and administrative expense	84	90	88	87	349
Provision for asbestos				10	10
Provision for restructuring			3	13	16
Provision for asset impairments and loss/gain on sale of assets	(5)	(17)		32	10
Loss from ealy extinguishments of debt		2		381	383
Interest expense	94	95	94	78	361
Interest income	(2)	(2)	(2)	(3)	(9)
Translation and foreign exchange adjustments	30	65	(19)	18	94

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	(19)	23	108	(426)	(314)

Provision/(benefit) for income taxes	(5)	1	17	(15)	(2)
Minority interests and equity earnings	(4)	(7)	(11)	(17)	(39)

Income/(loss) from continuing operations	(18)	15	80	(428)	(351)

Income/(loss) from discontinued operations	8	13	(2)	(30)	(11)

Net income/(loss)	$(10)	$28	$78	$(458)	$(362)

Basic earnings/(loss) per average common share:
Continuing operations	$(0.11)	$0.09	$0.48	$(2.58)	$(2.12)
Discontinued operations	0.05	0.08	(0.01)	(0.18)	(0.06)

Net income/(loss)	$(0.06)	$0.17	$0.47	$(2.76)	$(2.18)

Diluted earnings/(loss) per average common share:
Continuing operations	$(0.11)	$0.08	$0.46	$(2.58)	$(2.12)
Discontinued operations	0.05	0.08	(0.01)	(0.18)	(0.06)

Net income/(loss)	$(0.06)	$0.16	$0.45	$(2.76)	$(2.18)

Weighted-average common shares outstanding:
Basic	165,819,217	165,694,221	165,867,132	166,228,274	165,903,236
Diluted	171,863,163	171,526,145	171,909,751	172,271,798	171,893,739

Crown Holdings, Inc.
2005 Segment Sales and Income by Quarter

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

Net Sales
Americas Beverage	$370	$455	$433	$401	$1,659
North America Food	160	190	221	183	754
Europe Beverage	184	265	273	241	963
Europe Food	407	465	567	403	1,842
Europe Specialty Packaging	94	105	112	95	406

Total reportable segments	1,215	1,480	1,606	1,323	5,624
Non-reportable segments	314	342	322	306	1,284

Total net sales	$1,529	$1,822	$1,928	$1,629	$6,908

Segment Income

Americas Beverage	$37	$55	$56	$49	$197
North America Food	5	14	13	10	42
Europe Beverage	26	41	43	30	140
Europe Food	39	59	70	30	198
Europe Specialty Packaging	4	8	7	1	20

Total reportable segments	$111	$177	$189	$120	$597

A reconciliation of segment income of reportable segments to consolidated income/(loss) from continuing operations before income taxes, minority interests and equity earnings for each of the quarters and the total year of 2005 follows:

Segment income of reportable segments	$111	$177	$189	$120	$597
Segment income of non-reportable segments	30	29	27	22	108
Corporate and other non-allocated costs	(43)	(40)	(32)	(39)	(154)
Provision for asbestos				(10)	(10)
Provision for restructuring			(3)	(13)	(16)
Provision for asset impairments and loss/gain on sale of assets	5	17		(32)	(10)
Loss from early extinguishments of debt		(2)		(381)	(383)
Interest expense	(94)	(95)	(94)	(78)	(361)
Interest income	2	2	2	3	9
Translation and exchange adjustments	(30)	(65)	19	(18)	(94)

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	$(19)	$23	$108	$(426)	$(314)